                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:           AT ASHTON PARTNERS:
DENNIS LETHAM             CHRIS KETTMANN
CHIEF FINANCIAL OFFICER   INVESTOR AND MEDIA INQUIRIES
(224) 521-8601            (312) 553-6716

                           ANIXTER INTERNATIONAL INC.
                 REPORTS RECORD FOURTH QUARTER OPERATING INCOME
                            ON SALES OF $1.03 BILLION

GLENVIEW, IL, JANUARY 31, 2006 - Anixter International Inc. (NYSE: AXE), the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers ("OEMs"), today reported results for the quarter ended December 30, 2005.

FINANCIAL HIGHLIGHTS
(In millions, except per share amounts)

                                     THREE MONTHS ENDED             TWELVE MONTHS ENDED
                               -----------------------------   -----------------------------
                               DEC. 30,   DEC. 31,   PERCENT   DEC. 30,   DEC. 31,   PERCENT
                                 2005       2004      CHANGE     2005       2004      CHANGE
                               --------   --------   -------   --------   --------   -------
Net Sales                      $1,025.6    $848.3       21%    $3,847.4   $3,275.2     17%
Operating Income               $   54.7    $ 41.4       32%    $  189.4   $  138.0     37%
Income Before
   Extraordinary Gain          $   20.1    $ 25.6      -22%    $   90.0   $   73.6     22%
Diluted Earnings Per Share
   Before Extraordinary Gain   $   0.49    $ 0.64      -23%    $   2.22   $   1.90     17%
Diluted Weighted Shares            41.4      39.9        4%        40.8       38.6      6%

Robert Grubbs, President and CEO, said, "Sales in the most recent quarter were stronger than expected, as the anticipated slowdown surrounding the Thanksgiving and Christmas holiday periods was less pronounced than historical patterns had indicated. At the same time, all-time high copper prices had a positive effect on our sales and earnings in the specialty wire & cable market. These two factors, along with continued organic growth throughout many areas of the business, drove record operating income results for the Company during the quarter."

FOURTH QUARTER RESULTS

For the three-month period ended December 30, 2005, sales of $1.03 billion produced an all-time high quarterly operating income of $54.7 million and net income of $20.1 million, or 49 cents per diluted share. As previously reported, an incremental income tax provision of $7.7 million or 19 cents per diluted share was recorded related to the repatriation to the U.S. of accumulated foreign earnings under the American Jobs Creation Act. The quarter also included sales of $66.4 million from Infast, which was acquired on July 8, 2005.

In the prior year period, sales of $848.3 million generated operating income of $41.4 million and net income of $25.6 million, or 64 cents per diluted share. These prior year results benefited from a number of unusual items. Operating income benefited from net favorable adjustments to cost of sales of $10.2 million ($6.1 million after-tax, or 15 cents per diluted share) due to a reduction in the risks associated with the value of certain inventories. Operating results in the 2004 fourth quarter were also affected by a number of unfavorable expense items, including moving costs related to the relocation of the Company's largest distribution center and severance costs associated with a reduction in staffing levels in Europe. These unfavorable operating expense items combined to reduce fourth quarter operating earnings by $4.4 million ($2.9 million after-tax, or 7 cents per diluted share). Lastly, due to the consolidation of the accounts receivable securitization facility, the prior year fourth quarter benefited from a gain of $6.4 million ($3.8 million after-tax, or 9 cents per diluted share) arising from the recapture of the remaining original discount expense that was recorded in 2000 when the accounts receivable securitization facility was initiated.

Operating income in the most recent quarter of $54.7 million, a record for any quarter in the Company's history, resulted in operating margins of 5.3 percent. If the additional income tax provision of $7.7 million (or 19 cents per diluted share) related to the repatriation of accumulated foreign earnings was excluded, then net income would have been $27.8 million, or 67 cents per diluted share. Excluding the additional tax provision of $7.7 million identified above, the tax rate for the recent quarter was 38.4 percent versus 38.9 percent in the prior year fourth quarter.

  (NOTE: A TABLE RECONCILING ALL OF THE ABOVE ITEMS FOLLOWS AT THE END OF THIS
                                    RELEASE)

TWELVE MONTH RESULTS

For the twelve-month period ended December 30, 2005, sales of $3.85 billion produced operating income of $189.4 million and net income of $90.0 million, or $2.22 per diluted share. Sales for 2005 include $126.4 million from Infast, which was acquired on July 8, 2005, and incremental revenues of $36.7 million from the June 22, 2004 acquisition of the assets and operations of Distribution Dynamics, Inc. Net income for the year includes the previously mentioned $7.7 million additional tax provision related to the repatriation of foreign earnings, a charge of $1.2 million ($0.7 million after-tax, or 2 cents per diluted share) related to the early retirement of debt and a tax credit of $1.4 million, or 3 cents per diluted share, related to a favorable income tax ruling in Europe.

Sales of $3.28 billion in 2004 produced operating income of $138.0 million and resulted in income before extraordinary gain of $73.6 million, or $1.90 per diluted share. In addition to the previously mentioned $10.2 million net favorable adjustments to cost of sales, the operating expense items of $4.4 million and the $6.4 million gain on the consolidation of the accounts receivable facility, the prior year also includes a $2.6 million ($1.5 million after-tax, or 4 cents per diluted share) charge for asset impairment and acquisition-related charges, along with a charge of $0.7 million ($0.4 million after-tax, or 1 cent per diluted share) for the early retirement of debt.

In 2004, the Company also reported an extraordinary after-tax gain of $4.1 million, or 11 cents per diluted share, associated with the receipt of $4.7 million of cash for a 1983 matter related to Itel Corporation, the predecessor of the Company.

Operating income in 2005 of $189.4 million resulted in operating margins of 4.9 percent. If the $1.2 million charge for the early retirement of debt, the tax credit in Europe and the incremental tax provision related to the repatriation of accumulated foreign earnings were excluded from net income, then net income in 2005 would have been $97.0 million, or $2.39 per diluted share. Excluding the favorable income tax ruling in Europe and the additional tax provision of $7.7 million identified above, the tax rate for the year was 38.8 percent versus 39.0 percent in the prior year.

              (NOTE: A TABLE RECONCILING ALL OF THE ABOVE ITEMS
                     FOLLOWS AT THE END OF THIS RELEASE)

FOURTH QUARTER SALES TRENDS

Commenting on fourth quarter sales trends, Grubbs said, "Sales in the fourth quarter grew at a 14 percent organic rate year-over-year after adjusting for the $66.4 million in sales related to the July 8, 2005 acquisition of Infast and $5.4 million for the foreign currency effects of a stronger U.S. dollar. This was the highest quarterly organic growth rate experienced in 2005."

Grubbs continued, "Fourth quarter organic growth in the specialty wire & cable market benefited from record copper prices, continued strength in market demand and new customer acquisition. During the quarter, market-based copper prices averaged approximately $2.03 per pound, compared to the year ago fourth quarter of $1.38 per pound, accounting for approximately $15 million of the year-on-year increase in sales. The fourth quarter sales comparison also benefited from the fact that the New Year's holiday fell within our fiscal 2006 calendar, while last year it fell within the 2004 fiscal year."

"Similar to previous quarters, throughout the fourth quarter we saw strong demand in virtually all of our end markets, both by geography and by product set. Our efforts to expand our customer base and product set continued to positively impact our results," said Grubbs.

"In North America, sales grew by 17 percent. In addition to the impact of high copper prices, North American sales were up $3.6 million due to the stronger Canadian dollar and $4.9 million due to the acquisition of Infast. These three items represented 4 percent of the 17 percent sales growth. Outside of North America, we saw sales climb by 37 percent in Europe as compared to the year ago quarter," commented Grubbs.

"The major factor driving European sales growth was the July 8, 2005 acquisition of Infast, which added $61.5 million to European sales in the quarter. Adjusting for the stronger U.S. dollar impact of $10.3 million and for the Infast sales, European sales grew organically by just two percent as compared to the year ago quarter. The low organic growth rate reflects weak market conditions in much of continental Europe. In the emerging markets of Latin America and Asia Pacific, we saw a 21 percent increase in year-on-year sales, which included a $1.3 million favorable currency exchange rate effect. Specifically, Latin America again reported very strong year-on-year sales gains of 24 percent. In Asia, we saw sales increase by 12 percent versus the prior year's fourth quarter," continued Grubbs.

FOURTH QUARTER OPERATING RESULTS

"In the fourth quarter, operating margins were a solid 5.3 percent," said Grubbs. "We approached the fourth quarter with a tight grip on operating expenses in anticipation of a 'normal' seasonal slowdown. Because end market-demand failed to show the expected seasonal turndown and copper prices reached record levels, we were easily able to maintain our gross margin. This situation, combined with the tightly controlled operating expenses, generated record levels of quarterly operating profits."

Grubbs continued, saying, "In North America, where our specialty wire & cable business is concentrated, operating margins in the most recent quarter were 6.5 percent. In Europe, operating margins in the fourth quarter of 2005 were 1.2 percent as compared to 0.3 percent in the year ago quarter, after adjusting for severance costs in the fourth quarter of 2004. Our enterprise cabling and security solutions business in Europe, as it has for the past few quarters, continued to suffer from comparatively weak demand and very competitive pricing. Also, as we expected, the recently acquired Infast operations contributed positively to operating income. Emerging markets reported operating margins of
4.5 percent in the most recent quarter as compared to 5.0 percent in the year ago quarter - when Asia Pacific reported an exceptionally strong quarter."

SPECIAL DIVIDEND, LEVERAGE AND CASH FLOW

"The major cash flow event of the fourth quarter was the payment of the special $4.00 per share dividend, which resulted in a total cash outflow of $154 million," said Dennis Letham, Senior Vice President-Finance. "As a result of this dividend payment, the company's debt-to-total capital ratio increased to
47.0 percent at the end of 2005 as compared to 35.1 percent at the end of 2004."

"Due to this distribution of capital, which management and the Board determined to be in excess of the near-term needs of the Company, combined with the improved operating performance, we have been able to substantially increase the Company's return on equity," continued Letham.

"Cash flow from operations for the full-year of 2005 was slightly positive. As we enter 2006, it is our expectation that our organic growth rates, which we continue to believe will be between 8 to 12 percent for the year, will generate positive cash flow from operations. The combination of this expected cash flow with the $293 million in unused credit facilities gives the Company the resources and flexibility necessary to fulfill its strategic growth needs in the coming year," said Letham.

BUSINESS OUTLOOK

Concluding, Grubbs said, "We are pleased with the strong finish to fiscal 2005 and the results for the year overall. As we head into 2006, the overall economic outlook appears to be reasonably stable. Good execution on our part in continuing to develop our global security products business, the global expansion of our specialty wire & cable business and the integration and consolidation of recent acquisitions will be the important factors to our success in 2006. While regional economic conditions and commodity price fluctuations have the potential to negatively impact 2006, we believe our market opportunities and focus will create the opportunity to have another solid year of earnings growth in 2006."

FOURTH QUARTER EARNINGS REPORT

Anixter will report results for the 2005 fourth quarter on Tuesday, January 31, 2006, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter's Website at www.anixter.com. The Webcast also will be available over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN's Individual Investor Network (such as America Online's Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN's password-protected event management site,

StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

ABOUT ANIXTER

Anixter International is the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs,
2) more than 325,000 products and over $700 million in inventory, 3) 200 warehouses with more than 5 million square feet of space, and 4) locations in 220 cities in 45 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as "believe," "expect," "intend," "anticipate," "contemplate," "estimate," "plan," "project," "should," "may," or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company's actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company's Securities and Exchange Commission filings for more information.

      ADDITIONAL INFORMATION ABOUT ANIXTER IS AVAILABLE ON THE INTERNET AT
                                 www.anixter.com

ANIXTER INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           13 WEEKS ENDED                52 WEEKS ENDED
                                                    ---------------------------   ---------------------------
                                                    DECEMBER 30,   DECEMBER 31,   DECEMBER 30,   DECEMBER 31,
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                 2005           2004           2005           2004
                                                    ------------   ------------   ------------   ------------
Net sales                                             $1,025.6        $848.3        $3,847.4       $3,275.2
Cost of goods sold                                       775.0         634.1         2,922.3        2,484.9
                                                      --------        ------        --------       --------
Gross profit                                             250.6         214.2           925.1          790.3
Operating expenses                                       195.0         172.2           732.5          647.8
Impairment charge                                           --            --              --            1.8
Amortization of intangibles                                0.9           0.6             3.2            2.7
                                                      --------        ------        --------       --------
Operating income                                          54.7          41.4           189.4          138.0
Interest expense                                          (8.3)         (4.5)          (27.2)         (13.8)
Extinguishment of debt                                      --            --            (1.2)          (0.7)
Other, net                                                (1.3)          5.1            (3.6)          (2.9)
                                                      --------        ------        --------       --------
Income before income taxes and extraordinary gain         45.1          42.0           157.4          120.6
Income tax expense                                        25.0          16.4            67.4           47.0
                                                      --------        ------        --------       --------
Income before extraordinary gain                          20.1          25.6            90.0           73.6
Extraordinary gain, net                                     --            --              --            4.1
                                                      --------        ------        --------       --------
Net income                                            $   20.1        $ 25.6        $   90.0       $   77.7
                                                      ========        ======        ========       ========
Basic income per share:
   Income before extraordinary gain                   $   0.53        $ 0.69        $   2.37       $   2.00
   Extraordinary gain                                       --            --              --           0.11
   Net income                                         $   0.53        $ 0.69        $   2.37       $   2.11
Diluted income per share:
   Income before extraordinary gain                   $   0.49        $ 0.64        $   2.22       $   1.90
   Extraordinary gain                                       --            --              --           0.11
   Net income                                         $   0.49        $ 0.64        $   2.22       $   2.01
Average shares outstanding:
   Basic                                                  38.3          37.3            38.0           36.9
   Diluted                                                41.4          39.9            40.8           38.6
Geographic Segments
Net sales:
   North America                                      $  748.6        $638.7        $2,850.8       $2,494.5
   Europe                                                199.3         145.4           726.1          554.3
   Asia Pacific and Latin America                         77.7          64.2           270.5          226.4
                                                      --------        ------        --------       --------
                                                      $1,025.6        $848.3        $3,847.4       $3,275.2
                                                      ========        ======        ========       ========
Operating income:
   North America                                      $   48.8        $ 39.6        $  161.3       $  120.2
   Europe                                                  2.4          (1.4)           17.9            9.9
   Asia Pacific and Latin America                          3.5           3.2            10.2            7.9
                                                      --------        ------        --------       --------
                                                      $   54.7        $ 41.4        $  189.4       $  138.0
                                                      ========        ======        ========       ========

ANIXTER INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

                                           DECEMBER 30,   DECEMBER 31,
(IN MILLIONS)                                  2005           2004
                                           ------------   ------------
ASSETS
Cash                                         $   21.8       $   53.4
Accounts receivable, net                        772.3          620.4
Inventories                                     711.5          580.1
Deferred income taxes                            16.5           16.3
Other current assets                             14.6           11.7
                                             --------       --------
   Total current assets                       1,536.7        1,281.9
Property and equipment, net                      53.1           42.6
Goodwill                                        320.2          293.6
Other assets                                    102.1           88.5
                                             --------       --------
                                             $2,012.1       $1,706.6
                                             ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                             $  436.0       $  323.2
Accrued expenses                                174.2          143.4
                                             --------       --------
   Total current liabilities                    610.2          466.6
5.95% Senior notes                              200.0             --
3.25% zero coupon convertible notes             155.8          150.9
Revolving lines of credit                       139.3           32.1
Borrowings under securitization facility        130.0          161.8
7.0% zero coupon convertible notes                 --           67.6
Other liabilities                                70.4           64.6
                                             --------       --------
   Total liabilities                          1,305.7          943.6

Stockholders' equity                            706.4          763.0
                                             --------       --------
                                             $2,012.1       $1,706.6
                                             ========       ========

ANIXTER INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - RECONCILIATION TABLE

                                                                             13 WEEKS ENDED
                                          -------------------------------------------------------------------------------------
                                                      DECEMBER 30, 2005                           DECEMBER 31, 2004
                                          -----------------------------------------   -----------------------------------------
                                          AS REPORTED                                 AS REPORTED
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)    UNDER GAAP   UNUSUAL ITEMS   AS ADJUSTED    UNDER GAAP   UNUSUAL ITEMS   AS ADJUSTED
                                          -----------   -------------   -----------   -----------   -------------   -----------
Net sales                                  $1,025.6         $  --        $1,025.6       $848.3         $   --         $848.3
Cost of goods sold                            775.0            --           775.0        634.1           10.2b         644.3
                                           --------         -----        --------       ------         ------         ------
Gross profit                                  250.6            --           250.6        214.2          (10.2)         204.0
Operating expenses                            195.0            --           195.0        172.2           (4.4)c        167.8
Amortization of intangibles                     0.9            --             0.9          0.6             --            0.6
                                           ---------        -----        --------       ------         ------         ------
Operating income                               54.7            --            54.7         41.4           (5.8)          35.6
   Operating margins                            5.3%                          5.3%         4.9%                          4.2%
Interest expense                               (8.3)           --            (8.3)        (4.5)            --           (4.5)
Other, net                                     (1.3)           --            (1.3)         5.1           (6.4)d         (1.3)
                                           --------         -----        --------       ------         ------         ------
Income before income taxes                     45.1                          45.1         42.0          (12.2)          29.8
Income tax expense                             25.0          (7.7)a          17.3         16.4           (5.2)e         11.2
                                           --------         -----        --------       ------         ------         ------
Net income                                 $   20.1         $ 7.7        $   27.8       $ 25.6          $(7.0)        $ 18.6
                                           ========         =====        ========       ======         ======         ======
BASIC INCOME PER SHARE                     $   0.53         $0.20        $   0.73       $ 0.69         $(0.19)        $ 0.50
DILUTED INCOME PER SHARE                   $   0.49         $0.19        $   0.67       $ 0.64         $(0.17)        $ 0.47

AVERAGE SHARES OUTSTANDING:
   Basic                                       38.3            --            38.3         37.3             --           37.3
   Diluted                                     41.4            --            41.4         39.9             --           39.9

a) Unfavorable tax adjustment of $7.7 million related to the repatriation of accumulated foreign earnings.

b) Net favorable adjustments to cost of sales of $10.2 million arising primarily from the reduction in risks associated with the value of certain inventories.

c) Unfavorable expenses of $4.4 million related to the relocation of the Company's largest distribution facility and severance costs associated with a staffing reduction in Europe.

d) Gain of $6.4 million arising from the recapture of the remaining original issue discount expense that was recorded in 2000 when the accounts receivable securitization facility was initiated.

e)   Net decrease in taxes of $5.2 million associated with the items noted in
     b), c) and d) above.

ANIXTER INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - RECONCILIATION TABLE

                                                                               52 WEEKS ENDED
                                                    --------------------------------------------------------------------
                                                            DECEMBER 30, 2005                  DECEMBER 31, 2004
                                                    --------------------------------   ---------------------------------
                                                    AS REPORTED   UNUSUAL      AS      AS REPORTED   UNUSUAL       AS
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)              UNDER GAAP    ITEMS    ADJUSTED    UNDER GAAP    ITEMS     ADJUSTED
                                                    -----------   -------   --------   -----------   -------    --------
Net sales                                            $3,847.4     $  --     $3,847.4    $3,275.2     $    --    $3,275.2
Cost of goods sold                                    2,922.3        --      2,922.3     2,484.9        10.2c    2,495.1
                                                     --------     -----     --------    --------     -------    --------
Gross profit                                            925.1        --        925.1       790.3       (10.2)      780.1
Operating expenses                                      732.5        --        732.5       647.8        (5.2)d     642.6
Impairment charge                                          --        --           --         1.8        (1.8)e        --
Amortization of intangibles                               3.2        --          3.2         2.7          --         2.7
                                                     --------     -----     --------    --------     -------    --------
Operating income                                        189.4        --        189.4       138.0        (3.2)      134.8
   Operating margins                                      4.9%                   4.9%        4.2%                    4.1%
Interest expense                                        (27.2)       --        (27.2)      (13.8)         --       (13.8)
Extinguishment of debt                                   (1.2)      1.2a          --        (0.7)        0.7a         --
Other, net                                               (3.6)       --         (3.6)       (2.9)       (6.4)f      (9.3)
                                                     --------     -----     --------    --------     -------    --------
Income before income taxes and extraordinary gain       157.4       1.2        158.6       120.6        (8.9)      111.7
Income tax expense                                       67.4      (5.8)b       61.6        47.0        (3.8)g      43.2
                                                     --------     -----     --------    --------     -------    --------
Income before extraordinary gain                         90.0       7.0         97.0        73.6        (5.1)       68.5
Extraordinary gain, net                                    --        --           --         4.1          --         4.1
                                                     --------     -----     --------    --------     -------    --------
Net income                                           $   90.0     $ 7.0     $   97.0    $   77.7     $  (5.1)   $   72.6
                                                     ========     =====     ========    ========     =======    ========

BASIC INCOME PER SHARE:
   Income before extraordinary gain                  $   2.37     $0.19     $   2.56    $   2.00     $ (0.14)   $   1.86
   Extraordinary gain                                      --        --           --        0.11          --        0.11

   Net income                                        $   2.37     $0.19     $   2.56    $   2.11     $ (0.14)   $   1.97

DILUTED INCOME PER SHARE:
   Income before extraordinary gain                  $   2.22     $0.17     $   2.39    $   1.90     $ (0.13)   $   1.77
   Extraordinary gain                                      --        --           --        0.11          --        0.11
   Net income                                        $   2.22     $0.17     $   2.39    $   2.01     $ (0.13)   $   1.88

AVERAGE SHARES OUTSTANDING:
   Basic                                                 38.0        --         38.0        36.9          --        36.9
   Diluted                                               40.8        --         40.8        38.6          --        38.6

a) Write-off of deferred financing costs associated with the early extinguishment of debt.

b) Net unfavorable tax adjustments of $5.8 million related to the repatriation of accumulated foreign earnings, the tax credit in Europe and the tax effect associated with the item noted in a) above

c) Net favorable adjustments to cost of sales of $10.2 million arising primarily from the reduction in risks associated with the value of certain inventories.

d) Unfavorable expenses of $5.2 million related to the relocation of the Company's largest distribution facility, severance costs associated with a staffing reduction in Europe and acquisition-related charges.

e) Impairment charge of $1.8 million for the write-off of intangible assets associated with the Pentacon tradename.

f) Gain of $6.4 million arising from the recapture of the remaining original issue discount expense that was recorded in 2000 when the accounts receivable securitization facility was initiated.

g)   Net decrease in taxes of $3.8 million associated with the items noted in
     a), c), d), e) and f) above.